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SUBSIDIARIES OF REGISTRANT

Pulitzer Broadcasting Company
Star Publishing Company
WDSU Television, Inc.
WESH Television, Inc.
KCCI Television, Inc.
Pulitzer Technologies, Inc.
News Information, Inc.
Pulitzer Ventures, Inc.
Pulitzer Ventures II, Inc.
Lerner Newspapers, Inc.